Exhibit 10.5

DEVELOPMENT AGREEMENT

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

This Development Agreement (this “Agreement”) is made and entered into on June 4, 2015 (the “Effective Date”) by and between Tandem Diabetes Care, Inc., a Delaware corporation, having a principal place of business at 11045 Roselle St., San Diego, CA 92121 (“Tandem”) and DexCom, Inc., a Delaware corporation, having a principal place of business at 6340 Sequence Drive, San Diego, CA 92121 (“DexCom”).

Background

A.	DexCom is in the business of developing and commercializing continuous glucose monitoring systems, and is currently developing the DexCom G6 System (as defined below).
B.	Tandem has developed, and is developing, current and next generations of insulin infusion pump systems.
C.

The parties believe it is in each of their best interests to enable Tandem to adapt the Tandem Display Device (defined below) to identify, receive, and display information from the DexCom G6 System, which is adapted to communicate information on a one-way basis between a DexCom Sensor (defined below) via the DexCom BT CGM Transmitter (defined below) to an external receiver or other display, such as the Tandem Display Device.

The parties therefore agree as follows:

1.	Definitions
1.1.

“Affiliates” means any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a party.  For the purpose of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority).

1.2.	“Communication Protocol” will have the meaning given to that term in Section 2.2 below.
1.3.	“DexCom BT CGM Transmitter” means the transmitter component of the DexCom G6 System that is configured to transmit information from a DexCom Sensor via

Bluetooth to any receiver adapted to identify, receive, and display such information, and is also controlled from an authenticated receiver, such as the DexCom Receiver, and the DexCom CGM Smartphone App.

1.4.

“DexCom CGM-Enabled Tandem Display Device” means a Tandem Display Device comprising a receiver or other component of the Tandem Insulin Infusion Pump configured to identify, receive, interpret, process and/or display DexCom Sensor Information from a DexCom BT CGM Transmitter and control the DexCom BT CGM Transmitter.  A DexCom CGM-Enabled Tandem Display Device will be independently developed by Tandem pursuant to Section 2.1 and is not, and will not be, a component of a DexCom G6 System.

1.5.

DexCom CGM Smartphone App” means the smartphone application component of the DexCom G6 System that identifies, receives, deciphers and displays information transmitted by a DexCom BT CGM Transmitter from a DexCom Sensor, and also enables control of the DexCom BT CGM Transmitter by receiving and transmitting data to the DexCom G6 System, such as configuration settings and calibration values.

1.6.

“DexCom G6 System” means DexCom’s sixth generation continuous glucose monitoring system comprised of the following components, all designed, developed and manufactured by DexCom: a DexCom Sensor, a DexCom BT CGM Transmitter, DexCom Sensor Information, the Communication Protocol, a DexCom Receiver, and the DexCom CGM Smartphone App.

1.7.

“DexCom Receiver” means a component of the DexCom G6 System that identifies, receives, deciphers and displays information transmitted by a DexCom BT CGM Transmitter from a DexCom Sensor, and also enables control of the DexCom Transmitter by receiving and transmitting data to the DexCom G6 System, such as configuration settings and calibration values.

1.8.

“DexCom Sensor” means the component of the DexCom G6 System comprising a continuous glucose monitoring electrode sensor, adapted to (i) penetrate the patient’s skin to come into contact with the patient’s interstitial fluid, (ii) measure interstitial fluid glucose level, and (iii) be operably coupled to a DexCom BT CGM Transmitter to communicate the blood glucose value as measured by the DexCom Sensor to a separate receiver.

1.9.

“DexCom Sensor Information” consists of a DexCom BT CGM Transmitter interface spec that specifies contents of the transmitter broadcast message and the available control functions (the “Specification”).  The transmitter broadcast message will contains items such as estimated glucose value, device display time stamp information, the trend arrow and calibration confidence intervals as stored in the DexCom BT CGM Transmitter.  The control functions provide the commands required to start session, stop session and calibrate.  Any additional sensor information to be shared must be

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agreed in writing by both parties or shall be the result of DexCom’s updating of the Specification, which shall be permitted without requiring compliance with Section 10.7. The term “DexCom Sensor Information” shall in no way be construed to include the Raw Data.

1.10.	“Effective Date” is the date set forth in the preamble above.
1.11.

"Integrated System" shall mean a Tandem System that implements the Communication Protocol and is capable, among other things, of receiving and displaying continuous glucose monitoring data generated by the DexCom G6 System.

1.12.

"Intellectual Property Rights" means (collectively): copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, have made, import, use, sell and offer to sell), trade secrets, rights of publicity, authors’ and moral rights, goodwill and all other intellectual and industrial property rights as may exist now and/or hereafter come into existence and all renewals, reissues and extensions thereof, regardless of whether such rights arise under the laws of the United States or any other U.S. state or other country or jurisdiction.

1.13.	“Raw Data” means any raw data used by the DexCom G6 System or any other data generated or stored by the DexCom G6 System that is not included in the definition of DexCom Sensor Information.
1.14.

“Tandem Display Device” means a device used in connection with, or component of the, Tandem Insulin Infusion Pump that communicates with and controls the Tandem Insulin Infusion Pump and which also stores and processes data related to the Tandem System.

1.15.	“Tandem Insulin Infusion Pump” means a subcutaneous infusion pump for insulin delivery, either alone or together with other medicaments.
1.16.	“Tandem System” means a subcutaneous infusion system comprised of the following components: a Tandem Insulin Infusion Pump and a Tandem Display Device.
2.	Development & Regulatory
2.1.

Tandem Responsibilities.  At Tandem’s sole cost, Tandem intends to develop a version of the Tandem System comprising a DexCom CGM-Enabled Tandem Display Device.  Tandem shall be solely responsible for all design, development, regulatory and commercialization activities associated with such DexCom CGM-Enabled Tandem Display Device.  Tandem shall ensure that any DexCom CGM-Enabled Tandem

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Device shall not interfere with the ability of the DexCom BT CGM Transmitter to remain paired and communicate with the DexCom CGM Smartphone App at all times, notwithstanding any pairing with the Tandem System.

2.2.

DexCom Responsibilities.  At DexCom’s sole cost, DexCom intends to develop a DexCom G6 System.  DexCom shall be solely responsible for all design, development, regulatory and commercialization activities associated with such DexCom G6 System.  Upon completion of such development, DexCom will provide Tandem with a communication protocol that permits a DexCom CGM-Enabled Tandem Display Device to identify, receive and display DexCom Sensor Information and to control the DexCom BT CGM Transmitter (the “Communication Protocol”). Upon request, DexCom agrees to provide commercially reasonable assistance in response to questions from Tandem to facilitate Tandem’s implementation of the Communication Protocol. In addition, if reasonably necessary for Tandem to secure regulatory approval for the commercialization of a Tandem System, or a component thereof, DexCom agrees to permit Tandem to reference DexCom’s own regulatory filings for the DexCom G6 System.

2.3.	Costs. Each party shall bear its own costs.
3.	Ownership & License
3.1.

Ownership.  The parties do not intend for there to be any “joint inventions” under this Agreement and, except as set forth in Section 3.2, this Agreement does not comprise an assignment or license of any intellectual property, trade secrets or confidential information by either party to the other.  DexCom (and/or its Affiliates) will own and retain their Intellectual Property Rights. Tandem (and/or its Affiliates) will own and retain their Intellectual Property Rights.

3.2.

License.  DexCom hereby grants Tandem a royalty-free, worldwide, non-exclusive license to (i) use the Communication Protocol for the purpose of developing and commercializing a DexCom CGM-Enabled Tandem Display Device, including the right to make, have made, use, sell, offer to sell, have sold and import the DexCom CGM-Enabled Tandem Display Device; and (ii) use the trademarks, trade names and other marketing names used by DexCom for the DexCom G6 System solely in connection with Tandem’s advertising, promotion, marketing and sale of the Tandem System, and in related brochures and other materials, in full accordance with all guidelines and instructions as DexCom may deliver to Tandem from time to time in DexCom’s sole discretion.

3.3.

Limitations on Use.  Tandem agrees not to distribute, license, sublicense or otherwise transfer the Communication Protocol to any third party.  Tandem shall have no right under this Agreement to in any way distribute the Communication Protocol, or to

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intercept, propagate, reverse engineer, disassemble, de-encrypt, or derive the source code for the software or bios included in any DexCom G6 System, or any component thereof.  Tandem is not granted any right to the Raw Data received or generated by any DexCom G6 System and/or used by it to produce output such as timestamps, measurements or other data, and will not try to derive, de-encrypt or intercept any of such Raw Data.  Tandem shall not access or use any information within the DexCom G6 System other than the information contained in the Specification.  Tandem shall be prohibited from using the Communication Protocol for any purposes other than as set forth in this Agreement. DexCom shall not access or use any information within the Tandem System other than as set forth in this Agreement.

3.4.

No Other Restrictions.  For the avoidance of doubt, except as expressly agreed by the parties in writing, (i) DexCom will not be restricted from distributing, licensing, transferring, or otherwise exploiting the DexCom G6 System or any component thereof, or any Intellectual Property Rights therein, and (ii) Tandem will not be restricted from distributing, licensing, transferring, or otherwise exploiting the Tandem System or any component thereof, or any Tandem Intellectual Property Rights therein.

4.	Commercialization
4.1.

DexCom shall have sole discretion to decide whether to complete development of and commercialize the DexCom G6 System and shall be under no obligation to complete such development or commercialization as a result of this Agreement.

4.2.

Tandem shall have sole discretion to decide whether to complete development of and commercialize a version of the Tandem System comprising a DexCom CGM-Enabled Tandem Display Device and shall be under no obligation to complete such development or commercialization as a result of this Agreement. Tandem and DexCom will use commercially reasonable efforts to develop a mutually acceptable written plan to provide training and customer and technical support for any mutual customers prior to Tandem’s submission of any application to regulatory authorities to secure regulatory approval for the commercialization of a DexCom CGM-Enabled Tandem Display Device.

4.3.

If DexCom and Tandem, respectively, complete the development and commercialization of (i) the DexCom G6 System, and (ii) a DexCom CGM-Enabled Tandem Display Device, then the parties will use commercially reasonable efforts to develop a plan to cooperate on marketing such products to their respective customers.

4.4.	Tandem hereby acknowledges that DexCom may discontinue its support of the DexCom G6 System [***]. DexCom agrees to [***]. Tandem further acknowledges that DexCom has no obligation to [***].

5.

5.	Representations and Warranties
5.1.

By Tandem.  Tandem warrants and represents to DexCom that (i) Tandem has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) Tandem has not previously granted and will not grant any right in conflict with any of the rights granted herein; (iii) to Tandem’s knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform any of its obligations under this Agreement.

5.2.

By DexCom.  DexCom warrants and represents to Tandem that (i) DexCom has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) DexCom has not previously granted and will not grant any right in conflict with any of the rights granted herein; (iii) to DexCom’s knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform its obligations under this Agreement.

5.3.

Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, EACH OF TANDEM AND DEXCOM MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ANY WARRANTIES EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, AND NON-INFRINGEMENT.

6.	Confidentiality
6.1.

Confidential Information.  Except as expressly provided in this Agreement, during the Term and for [***], any party receiving Confidential Information, as defined below (the “Receiving Party”), will not publish or otherwise disclose and will not use such Confidential Information for any purpose other than carrying out Receiving Party’s obligations under this Agreement. For purposes of this Agreement, “Confidential Information” means any information furnished by a party (the “Disclosing Party”) pursuant to this Agreement which is confidential or proprietary to the Disclosing Party, including, without limitation, the Specifications. Notwithstanding the foregoing, Confidential Information will not include information that, in each case as demonstrated by the Receiving Party with reliable written documentation:

6.1.1.	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;
6.1.2.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving party;

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6.1.3.

became generally available to the public or otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the Receiving Party in breach of this Agreement; or

6.1.4.

was subsequently lawfully disclosed to the Receiving Party by a person without breaching a duty of confidentiality or developed by the Receiving Party without use of, reliance on, or reference to any information or materials disclosed by the Disclosing Party.

6.2.

Permitted Disclosures.  Notwithstanding Section 6.1, a Receiving Party may use or disclose Confidential Information solely to the extent such use or disclosure is reasonably necessary in complying with an order of a court of law, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, or conducting clinical trials, provided that if a Receiving Party is required to make any such disclosure of Confidential Information, it will give the other party reasonable advanced notice of the disclosure, and use its reasonable efforts to secure confidential treatment of the information prior to its disclosure (whether through protective orders or otherwise).

6.3.

Return of Confidential Information.  Within 30 days after the effective date of any termination of this Agreement, except to the extent reasonably necessary for a party to exercise any rights that expressly survive the termination of the Agreement, each party will return to the other party (where practicable), or at the Receiving Party’s option, destroy and provide written certification of the destruction of, all tangible materials that contain the Disclosing Party’s Confidential Information.

6.4.

Confidentiality of Agreement; No Press Release.  Except to the extent required to comply with applicable law, and subject to the requirements of Section 6.2, neither party will make any disclosure to any third party, and no press release will issue, relating to the existence of this Agreement, any term hereof, or any transaction contemplated herein without prior written agreement of the other party.

7.	Indemnification and Defense of Infringement
7.1.

DexCom will defend and indemnify Tandem, its Affiliates, and each of its directors, officers, employees, agents, successors and assigns (collectively, “Tandem Indemnitees”), against all third-party claims, suits and proceedings, and will hold the Tandem Indemnitees harmless against all judgments, settlements, costs, liabilities and expenses (including without limitation, reasonable attorneys’ fees and litigation costs) (collectively, “Losses”) payable to third parties in connection with such claims, suits and proceedings, to the extent arising from or occurring as a result of: (i) DexCom’s breach of the [***], (ii) the [***], or (iii) physical injury (including death) and/or property damage [***], excluding [***].

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7.2.

Tandem will defend and indemnify DexCom, its Affiliates, and each of its directors, officers, employees, agents, successors and assigns (collectively, “DexCom Indemnitees”), against all third-party claims, suits and proceedings, and will hold the DexCom Indemnitees harmless against all Losses payable to third parties in connection with such claims, suits and proceedings, to the extent arising from or occurring as a result of: (i) Tandem’s breach of the [***], (ii) the [***], or (iii) physical injury (including death) and/or property damage [***], excluding [***].

7.3.

If the manufacture or use of the Integrated System results in a claim, suit or proceeding in which DexCom and Tandem are both entitled to indemnification by the other party pursuant to Sections 7.1 and 7.2, then the parties will discuss in good faith their cooperation in connection with such matter, and shall discuss in good faith an equitable allocation of each party’s indemnification obligations under this Section 7.

7.4.

If the manufacture or use of the Integrated System results in a third-party claim, suit, allegation, action or proceeding against Tandem or DexCom alleging infringement of a claim of a patent or alleges infringement or misappropriation of some other intellectual property right of such third party and neither DexCom nor Tandem is entitled to indemnification pursuant to Sections 7.1 and 7.2 (an "Integrated System Infringement Action"), such party will promptly notify the other party in writing. The parties will [***] and [***] of any Integrated System Infringement Action. The parties will [***] concerning any Integrated System Infringement Action and, in the [***] that the [***], the parties [***].

7.5.

Any party seeking indemnification hereunder (the “Indemnitee”) will promptly notify the indemnifying party (the “Indemnitor”) of any claim, loss, or expense likely to lead to a claim for indemnification, along with all material related information.  The Indemnitor will [***], except that [***].  The Indemnitee may [***].  The Indemnitee will[***].  The Indemnitee may [***].  In addition, the Indemnitee may [***].

7.6.	Notwithstanding the foregoing, an Indemnitor under this Section 7 has no obligation for any Losses to the extent resulting from (i) [***], or (ii) [***].
8.	Term and Termination
8.1.

Term.  The initial term of this Agreement will commence on the Effective Date and will continue for five (5) years thereafter (the “Initial Term”). Subsequent to the Initial Term, the term of this Agreement shall automatically renew and be extended for additional one (1) year periods, unless either party notifies the other at least ninety (90) days prior to the expiration of the then current term (the total period during which this Agreement is effective being the “Term”).

8.2.	Termination With Cause or Due to Bankruptcy. Either DexCom or Tandem may terminate this Agreement by written notice if the other materially breaches or defaults

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in the performance of any of its material obligations hereunder, and such default continues for [***] after the non-breaching party provides written notice of the breach to the breaching party. Either party may terminate this Agreement immediately if the other party: (i) liquidates or dissolves, or (ii) becomes subject to any bankruptcy or insolvency proceeding under federal or state law that is not dismissed within [***].

8.3.	Effect of Termination.
8.3.1.

Accrued Rights and Obligations. Termination of this Agreement will not relieve either party for liabilities or obligations incurred pursuant to the terms and conditions of this Agreement prior to termination.

8.3.2.

Survival.  In addition, Articles 1, 3.1, 3.3, 3.4, 4.4, 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement. Further, Section 3.2 will survive expiration or termination of this Agreement to the extent reasonably necessary for Tandem to satisfy ongoing warranty obligations and to provide ongoing service and support to any customer who originally acquired a DexCom CGM-Enabled Tandem Display Device during the Term of this Agreement.

9.	Limitation of Liability

EXCEPT WITH RESPECT TO A BREACH OF AN OBLIGATION UNDER SECTION 6 OR 10.7, OR CLAIMS REQUIRING INDEMNIFICATION PURSUANT TO SECTIONS 7.1, 7.2, 7.3 OR 7.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.  THESE LIMITATIONS SHALL APPLY WHETHER OR NOT THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

IF EITHER PARTY TERMINATES THIS AGREEMENT IN ACCORDANCE WITH ANY OF ITS PROVISIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, BECAUSE OF SUCH TERMINATION, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVENTORY, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF TANDEM OR DEXCOM.

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10.	Miscellaneous
10.1.

Subcontractors.  Either party may subcontract the performance of its obligations under this Agreement to third parties, provided that such third parties are bound by terms and conditions consistent with this Agreement, including restrictions with respect to the protection and use of Confidential Information which are no less stringent than those set forth in this Agreement and each party shall be fully responsible for the performance of its subcontractor(s).

10.2.

Force Majeure.  Nonperformance of any party (except for payment obligations) will be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the gross negligence or willful misconduct of the nonperforming party.

10.3.

No Implied Waivers; Rights Cumulative.  No failure on the part of DexCom or Tandem to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, nor will any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

10.4.

Independent Contractors.  Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute DexCom or Tandem as partners in the legal sense.  No party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

10.5.

Notices.  All notices, requests and other communications hereunder will be in writing and will be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Tandem:	Tandem Diabetes Care
11045 Roselle St.
San Diego, CA 92121
Attn: Chief Executive Officer with copy to: General Counsel

DexCom:	DexCom, Inc.
6340 Sequence Drive San Diego, CA 92121 Attn: Legal Department

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10.6.

Assignment.  This Agreement will not be assignable by either party to any third party without the written consent of the other party hereto; provided that either party may assign this Agreement to a third party acquiring all or substantially all of the business or assets of such party, including by way of merger, sale of assets, consolidation, change of control or operation of law upon written notice to the other party to this Agreement; provided further however, that Tandem shall make no such assignment to a competitor of DexCom without DexCom’s written consent, which determination and consent shall be made by DexCom in its sole discretion.

10.7.

Standstill.  Except as permitted by the last sentence of this Section 10.7, during the Term of this Agreement and for a period of twelve (12) months thereafter, without the prior written consent of the Board of Directors of Tandem, DexCom and its officers, directors and Affiliates, will not directly or indirectly in any manner: (i) acquire, announce an intention to acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) or interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of Tandem (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) any securities of Tandem with respect to any business combination, restructuring, recapitalization or similar transaction; (iii) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Tandem; (iv) acquire, announce an intention to acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible or intangible, of Tandem or (b) direct or indirect rights, warrants or options to acquire any assets of Tandem, other than in the ordinary course of business; (v) enter into any arrangement or understanding with, or otherwise assist or encourage, others to do any of the actions restricted or prohibited under clauses (i), (ii), (iii) or (iv) of this Section 10.7; (vi) otherwise act in concert with others, to seek to offer to Tandem or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with Tandem, or (vii) take any action to control the management, Board of Directors or policies of Tandem. Notwithstanding the above, cumulative acquisitions by DexCom, including any Affiliate of DexCom, of less than one percent (1%) of Tandem's outstanding common shares shall not be deemed a breach of this provision.

10.8.

Modifications.  No amendment or modification of any provision of this Agreement will be effective unless in writing signed by all parties hereto.  No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all parties.

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10.9.

Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.10.

Governing Law.  This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with, the laws of the State of Delaware without regard for conflicts of laws principles.

10.11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same instrument.
10.12.	Headings. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.
10.13.

Entire Agreement.  This Agreement, including the Attachments attached hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between DexCom and Tandem with respect to such subject matter. For the avoidance of doubt, DexCom and Tandem acknowledge and agree that this Agreement does not terminate, amend or otherwise modify either (i) the Amended and Restated Development and Commercialization Agreement between the parties dated as of January 4, 2013 or (ii) the G5 Development Agreement between the parties entered into concurrently with this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

DexCom, Inc.	Tandem Diabetes Care, Inc.
By: /s/ Kevin Sun for Jess Roper	By: Kim D. Blickenstaff
Jess Roper	Print Name: Kim D. Blickenstaff
Title: Senior Vice President and Chief Financial Officer	Title: President & Chief Executive Officer
Date: June 4, 2015	Date: June 4, 2015